KPMG        KPMG LLP                      Telephone  973 467 9650
            New Jersey Headquarters       Fax        973 467 7930
            150 John F. Kennedy Parkway   Internet   www.us.kpmg.com
            Short Hills, NJ  07078

October 12, 2005




Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Dataram Corporation and, under the date of July 8, 2005, we reported on the consolidated financial statements of Dataram Corporation and subsidiaries as of and for the years ended April 30, 2005 and 2004. On October 6, 2005, we were dismissed as principal accountants. We have read Dataram Corporation's statements included under Item 4.01 of its Form 8-K filed on October 12, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Dataram Corporation's statements that on October 6, 2005 Dataram Corporation engaged J.H. Cohn LLP as its independent registered public accounting firm to perform the Company's annual audit for its fiscal year ending April 30, 2006, and review of the Company's interim quarterly financial statements; that the decision to dismiss KPMG LLP and engage J.H. Cohn LLP was made by the Audit Committee of the Board of Directors; and that the Company has not consulted J.H. Cohn LLP on any matter during the previous two most recent fiscal years and subsequent interim period.

Very truly yours,


/s/ KPMG LLP